                                                                     EXHIBIT 2.3

                             BELCO VOTING AGREEMENT

     BELCO VOTING AGREEMENT (this "Agreement") dated as of June 8, 2001, by and among Westport Resources Corporation, a Delaware corporation ("Westport"), Belco Oil & Gas Corp., a Nevada corporation ("Belco"), and the other parties signatory hereto (each a "Shareholder" and collectively, the "Shareholders").

     WHEREAS, each Shareholder desires that Westport and Belco enter into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Westport with and into Belco (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement;

     WHEREAS, each Shareholder and Belco are executing this Agreement as an inducement to Westport to enter into and execute the Merger Agreement;

     WHEREAS, concurrently with the execution and delivery of this Agreement, Belco and Westport are entering into a voting agreement with each of ERI Investments, Inc., a Delaware corporation ("ERI"), and Westport Energy LLC, a Delaware limited liability company ("WELLC"), under which such parties have, among other things, agreed to support the Merger upon the terms and conditions set forth therein;

     WHEREAS, concurrently with the execution and delivery of this Agreement, each of Belco, Westport, the Shareholders, ERI, WELLC and the other parties named therein have entered into an Amended and Restated Shareholders Agreement (the "Shareholders Agreement") which shall become effective as of the Effective Time; and

     NOW, THEREFORE, in consideration of the execution and delivery by Westport of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

     1. Representations and Warranties.

     (a) Each Shareholder severally represents and warrants to Westport as follows:

          (i) Such Shareholder is the record and beneficial owner of, or in the case of a Shareholder that is a trust (a "Trust Shareholder"), such Trust Shareholder is the record holder of, and its beneficiaries are the beneficial owners of, the number of shares of common stock, par value $0.01 per share, of Belco (the "Common Stock") and 6 1/2% convertible preferred stock, par value $0.01 per share, of Belco (the "Preferred Stock") set forth opposite such Shareholder's name on Schedule A hereto (such shares of Common Stock and Preferred Stock, together with any other shares of Common Stock, Preferred Stock or other capital stock of Belco acquired after the date hereof (including through the exercise of any stock options, warrants or similar instruments) being collectively referred to herein as the "Subject Shares"). The Subject Shares constitute the

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     only shares, with respect to which such Shareholder is the record or beneficial owner, of Common Stock, Preferred Stock or other capital stock of Belco or options, warrants or other rights (whether or not contingent) to acquire such shares of capital stock of Belco that are or may be entitled to vote on the Merger or the Merger Agreement at any meeting of shareholders of Belco called to vote upon the Merger or the Merger Agreement. Such Shareholder has the sole right to vote and Transfer (as defined below in Section 3(a)) the Subject Shares set forth opposite its name on Schedule A hereto, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of the Subject Shares, except as provided by this Agreement (it being understood that any pledge of the Pledged Shares (as defined below) shall not be a breach of this representation). Such Shareholder has all requisite power and authority, and, if such Shareholder is a natural person, the legal capacity, to enter into this Agreement and to perform its obligations hereunder. To the extent that such Shareholder is an entity and not an individual, such Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The execution and delivery of this Agreement by such Shareholder and the performance by such Shareholder of its obligations hereunder have been duly authorized by all necessary action on the part of such Shareholder. This Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought (collectively, the "Enforceability Exceptions").

          (ii) Neither the execution and delivery of this Agreement nor the performance by such Shareholder of its obligations hereunder will result in a violation of, or a default under, or conflict with, (A) if such Shareholder is an entity, any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind (other than as may relate to the Pledged Shares but subject to the proviso set forth in (iv) below) to which such Shareholder is a party or bound or to which the Subject Shares are subject, except, in the case of clause (B) above, as would not prevent, delay or otherwise materially impair such Shareholder's ability to perform its obligations hereunder. Execution, delivery and performance of this Agreement by such Shareholder will not reasonably be expected to violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Shareholder or the Subject Shares, except (x) for any necessary filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (y) for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby or
     (z) as would not reasonably be expected to prevent, delay or otherwise materially impair such Shareholder's ability to perform its obligations hereunder.

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          (iii) If the Shareholder is married and the Subject Shares of the
     Shareholder constitute community property or spousal approval is otherwise required for this Agreement to be legal, valid and binding, then, to the extent so required, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder's spouse, enforceable against such spouse in accordance with its terms, subject to the Enforceability Exceptions. No Trust Shareholder requires the consent of any beneficiary to the execution and delivery of this Agreement or to the performance by such Trust Shareholder of its obligations hereunder, except for any consents duly obtained as of the date hereof and which will remain in full force and effect at such time or times as may be necessary to duly consent to such Trust Shareholder's performance of its obligations hereunder.

          (iv) The Subject Shares and the certificates representing such Subject Shares are held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for (A) any such encumbrances arising hereunder or, with respect to a Trust Shareholder, under the existing terms of the trust governing such Trust Shareholder or
     (B) any such encumbrances arising pursuant to the pledge of any Subject Shares by such Shareholder prior to the date hereof to a financial institution or a brokerage firm (the "Pledged Shares"); provided, however, that such Shareholder represents that any such arrangement regarding such Pledged Shares shall not prevent, delay or otherwise materially impair such Shareholder's ability to execute and deliver this Agreement or perform its obligations hereunder and such Shareholder shall use his reasonable efforts to obtain an acknowledgment by the pledgee of the terms of this Agreement and such pledgee's agreement to vote the Pledged Shares (if and to the extent the voting power of the Pledged Shares is being or to be exercised by pledgee) in accordance with Section 2 hereof.

          (v) No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission based upon arrangements made by or on behalf of such Shareholder in connection with its entering into this Agreement.

          (vi) Such Shareholder understands and acknowledges that Westport is entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.

     (b) Westport represents and warrants to each Shareholder that the execution and delivery of this Agreement by Westport and the consummation by Westport of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Westport.

     2. Voting Agreements. Each Shareholder severally agrees with, and covenants to, Westport that, during the Term (as defined below) of this Agreement, at any meeting of shareholders of Belco or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought, such Shareholder shall,

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including by executing a written consent solicitation if requested by Westport, vote (or cause to be voted) the Subject Shares with respect to the following matters (a) in favor of the Merger, the adoption by Belco of the Merger Agreement and the approval of the terms thereof and each of the other transactions expressly contemplated by the Merger Agreement and (b) against any transaction, agreement, matter or Acquisition Proposal that would impede, interfere with, delay, postpone or attempt to discourage the Merger and the Merger Agreement.

     3. Other Covenants. Each Shareholder severally agrees with, and covenants to, Westport during the Term of this Agreement as follows:

     (a) Such Shareholder shall not after the date hereof (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or consent to any Transfer of, any Subject Shares or any interest therein, except pursuant to the Merger, (ii) enter into any contract, option or other agreement with respect to any Transfer of any or all of the Subject Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Subject Shares or (iv) deposit the Subject Shares into a voting trust or enter into a voting agreement or voting arrangement with respect to the Subject Shares; provided, that any such Shareholder may Transfer any of the Subject Shares to any other Shareholder who is on the date hereof a party to this Agreement, or to any other person or entity that, prior to or coincident with such Transfer, executes an agreement to vote such Subject Shares in accordance with Section 2; provided, further, that the restrictions in this Section 3 shall not be deemed violated by any Transfer of Subject Shares pursuant to a cashless exercise of stock options.

     (b) Such Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger, that such Shareholder may have.

     (c) Such Shareholder shall not take any action prohibited by Section 7.2 of the Merger Agreement.

     4. Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Belco affecting the Common Stock, Preferred Stock or the acquisition of additional shares of Common Stock, Preferred Stock or other voting securities of Belco by any Shareholder, the number of Shares listed on Schedule A beside the name of such Shareholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock, Preferred Stock or other voting securities of Belco issued to or acquired by such Shareholder.

     5. Stop Transfer. Belco agrees with, and covenants to, Westport that Belco shall not register the transfer of any certificate representing any Subject Shares, unless such transfer is made to Westport or otherwise in compliance with this Agreement.

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

     6. Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director of Belco makes any agreement or understanding herein in his or her capacity as such director. Each Shareholder signs solely in his or her capacity as the record and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder's Subject Shares.

     7. Further Assurances. Each Shareholder shall, upon request of Westport, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Westport to be necessary or desirable to carry out the provisions hereof.

     8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon (and shall only be effective from the date hereof until) the first to occur of (the "Term") (i) the Effective Time of the Merger or (ii) the date upon which the Merger Agreement is terminated in accordance with its terms, (iii) December 31, 2001 or (iv) the amendment of the Merger Agreement unless such amendment has been consented to by the Shareholders in writing prior to or simultaneously with such amendment; provided, however, that (x) Section 9 shall survive any termination of this Agreement and (y) termination of this Agreement pursuant to Clause (ii) above shall not relieve any party hereto from liability for any willful and knowing breach hereof prior to such termination.

     9. Miscellaneous.

     (a) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Westport or Belco, to the appropriate address set forth in Section 11.1 of the Merger Agreement; and (ii) if to a Shareholder, to the appropriate address set forth on Schedule A hereto.

     (b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (c) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective as to any Shareholder when one or more counterparts have been signed by each of Westport, Belco and such Shareholder and delivered to Westport, Belco and such Shareholder.

     (d) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person (other than Westport) any rights or remedies hereunder.

     (e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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

     (f) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except by laws of descent or as expressly provided by Section 3(a). Any assignment in violation of the foregoing shall be void.

     (g) As between any Shareholder and Westport, each of such parties agrees that irreparable damage to the other, non-breaching party would occur and that such non-breaching party would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches by the other party of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which it may be entitled at law or in equity.

     (h) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

     (i) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

                [Remainder of this page intentionally left blank]

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

     IN WITNESS WHEREOF, Westport Resources Corporation, Belco Oil & Gas Corp. and the Shareholders party hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

                                       WESTPORT RESOURCES CORPORATION

                                       By: /s/ Donald D. Wolf
                                           --------------------------
                                       Name: Donald D. Wolf
                                             ------------------------
                                       Title: Chief Executive Officer
                                              -----------------------

                                       BELCO OIL & GAS CORP.

                                       By: /s/ Robert A. Belfer
                                           --------------------------
                                       Name: Robert A. Belfer
                                             ------------------------
                                       Title: Chairman and CEO
                                              -----------------------

                                  SHAREHOLDERS:

                                       /s/ Robert A. Belfer
                                       ----------------------------------------
                                       ROBERT A. BELFER

                                       /s/ Renee E. Belfer
                                       ----------------------------------------
                                       RENEE E. BELFER

                                       /s/ Laurence D. Belfer
                                       ----------------------------------------
                                       LAURENCE D. BELFER

                                       SALTZ INVESTMENT GROUP, LLC:

                                       By: /s/ Jack Saltz
                                           ------------------------------------
                                       Name: Jack Saltz
                                       Title: Manager and Member

                                       THE ROBERT A. AND RENEE E. BELFER
                                       FAMILY FOUNDATION:

                                       By: /s/ Robert A. Belfer
                                           ------------------------------------
                                       Name: Robert A. Belfer
                                       Title:  Trustee and Donor

                                       BELFER CORP.:

                                       By: /s/ Robert A. Belfer
                                           ------------------------------------
                                       Name: Robert A. Belfer
                                       Title: President

                                       RENEE HOLDINGS PARTNERSHIP, L.P.:

                                       By: /s/ Robert A. Belfer
                                           ------------------------------------
                                       Name: Robert A. Belfer
                                       Title: General Partner

                                       TRUST FOR THE BENEFIT OF ELIZABETH
                                       KONES BELFER (T-6):

                                       By: /s/ Robert A. Belfer
                                           ------------------------------------
                                       Name: Robert A. Belfer
                                       Title: Trustee

                                       By: /s/ Renee E. Belfer
                                           ------------------------------------
                                       Name: Renee E. Belfer
                                       Title: Trustee

                                       ROBERT A. BELFER 1990 FAMILY TRUST:

                                       By: /s/ Laurence D. Belfer
                                           ------------------------------------
                                       Name: Laurence D. Belfer
                                       Title: Trustee

                                       VANTZ LIMITED PARTNERSHIP:

                                       By: VANTZ LLC
                                           Its General Partner

                                           By: /s/ Laurence D. Belfer
                                               --------------------------------
                                           Name: Laurence D. Belfer
                                           Title:

                                   SCHEDULE A

            SHAREHOLDER NAME AND ADDRESS                      COMMON STOCK         PREFERRED STOCK
            ----------------------------                      ------------         ---------------

Robert A. Belfer(1)                                             5,835,379               6,000
Renee E. Belfer(1)                                              2,805,601              18,000
Laurence D. Belfer(1)                                           2,104,449
Saltz Investment Group, LLC(2)                                  1,883,223                  --
Robert A. and Renee E. Belfer Family Foundation(3)                713,500                  --
Belfer Corp.(3)                                                   845,271             208,000
Renee Holdings Partnership L.P.(3)                              1,193,415             160,000
Trust for the benefit of Elizabeth K. Belfer (T-6)(3)             503,446                  --
Robert A. Belfer Family Trust(4)                                  557,674                  --
Vantz Limited Partnership(4)                                      634,210                  --
                                                               ----------
                                                               17,076,168

----------

(1)  767 Fifth Avenue, 46th Floor, New York, New York 10153

(2)  c/o Jack Salz, 767 Fifth Floor Avenue, 46th Floor, New York, New York 10153

(3)  c/o Robert A. Belfer, 767 Fifth Avenue, 46th Floor, New York, New York
     10153

(4)  c/o Laurence D. Belfer, 767 Fifth Avenue, 46th Floor, New York, New York
     10153